EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ORTHODYNE ELECTRONICS CORPORATION

as Seller

AND

KULICKE AND SOFFA INDUSTRIES, INC.

DATED AS OF JULY 31, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2008, is made by and between Orthodyne Electronics Corporation, a California corporation (“Seller”), and Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (“Buyer”). Seller and Buyer are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller is engaged in the business of designing, manufacturing and selling equipment for the semiconductor and microelectronics industries (the “Business”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets that are related to or used in connection with the Business, and in connection therewith, Buyer desires to assume certain obligations and liabilities associated with the assets so purchased.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. In addition to the terms defined above and elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

“Accountant” means McGladrey & Pullen LLP.

“Accounts Receivable” means all accounts receivable, notes receivable and other rights to payment of any Seller Entity to the extent related to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” shall have the meaning ascribed to it in Section 7.5.

“Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Affiliate Transaction” shall have the meaning ascribed to it in Section 5.20.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Alternative Upfront Consideration” means 19,572,954 Shares.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, Earnout Agreement, Employment Agreements, Escrow Agreement, Real Property Lease Agreement, Subsidiary Asset Purchase Agreements and each other document and instrument required to be delivered in connection with the transactions contemplated by this Agreement, including the Shareholder’s Agreements in the event the Wire Business Transaction is not consummated on or before the Target Closing Date.

“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

“Antitrust Law” and “Antitrust Laws” shall have the meaning ascribed to them in Section 7.4(a).

“Assigned Contracts” shall have the meaning ascribed to it in Section 2.1(a).

“Assignment and Assumption Agreement” shall have the meaning ascribed to it in Section 8.1(g).

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.3.

“Bill of Sale” shall have the meaning ascribed to it in Section 8.1(f).

“Business” shall have the meaning ascribed to it in the preamble.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Law to close.

“Buyer” shall have the meaning ascribed to it in the preamble.

“Buyer Common Stock” means the common stock of Buyer, no par value.

“Buyer Fairness Opinion” shall have the meaning ascribed to it in Section 6.15.

“Buyer Form 8-K” shall have the meaning ascribed to it in Section 7.18.

“Buyer Indemnified Party” shall have the meaning ascribed to it in Section 10.2(a).

“Buyer Plan” shall have the meaning ascribed to it in Section 7.7(a).

“Buyer Representatives” shall have the meaning ascribed to it in Section 7.3(a).

“Buyer Requisite Regulatory Approvals” shall have the meaning ascribed to it in Section 6.3(a).

“Buyer Shareholder Approval” means the approval of the issuance of the Alternative Upfront Consideration by Buyer to Seller by the affirmative vote of the holders of a majority of the shares of Buyer Common Stock present and voting (in person or by proxy) at the Buyer Shareholders’ Meeting (as defined in Section 7.10), to the extent required.

“Buyer Shareholders” shall mean the holders of the shares of Buyer Common Stock.

“Buyer Shareholders’ Meeting” shall have the meaning ascribed to it in Section 7.10.

“Buyer Threshold” shall have the meaning ascribed to it in Section 10.3(b).

“Certified Working Capital” shall have the meaning ascribed to it in Section 3.3(b)(iii).

“Closing” shall have the meaning ascribed to it in Section 4.1.

“Closing Date” shall have the meaning ascribed to it in Section 4.1.

“Closing Working Capital” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Closing Working Capital Statement” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Competing Business” shall have the meaning ascribed to it in Section 7.6(a).

“Confidential Information” shall have the meaning ascribed to it in Section 7.6(c).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, ratification or similar affirmation by, or filing with or notification to, any Governmental Entity or other Person.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, promise, undertaking or other obligation of any kind or character, or other obligation that is binding on any Person or its properties or business.

“Customs and International Trade Laws” means any Law concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including the Tariff Act of 1930, as amended, and other laws and programs administered or enforced by the United States Customs Service and its successor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, any other export controls administered by the U.S. Department of Commerce or the U.S. Department of Treasury, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, executive orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Money Laundering Control Act of 1986, as amended, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the Foreign Corrupt Practices Act, as amended, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty

Laws, and Laws adopted by the Governmental Entities of other countries concerning the ability of United States Persons to own businesses or conduct business in those countries, restrictions by other countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described above.

“Designated Shareholders” shall mean Gregg S. Kelly, William S. Larkin, Jason M. Livingston and the Orthodyne Electronics Corporation Employee Stock Ownership Plan.

“Direct Claim” shall have the meaning ascribed to it in Section 10.4(a).

“Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article V.

“Earnout Agreement” means that certain Earnout Agreement by and between Seller and Buyer dated as of the date hereof.

“Employment Agreements” shall have the meaning ascribed to it in Section 8.1(k).

“Environmental and Safety Laws” shall have the meaning ascribed to it in Section 5.21.

“ERISA” shall have the meaning ascribed to it in Section 5.18(a).

“Escrow Account” shall have the meaning ascribed to it in Section 3.2.

“Escrow Agent” shall have the meaning ascribed to it in Section 3.2.

“Escrow Agreement” shall have the meaning ascribed to it in Section 3.2.

“Escrow Amount” shall have the meaning ascribed to it in Section 3.2.

“Estimated Closing Date Working Capital” shall have the meaning ascribed to it in Section 3.3(a)(i).

“Estimated Closing Date Working Capital Statement” shall have the meaning ascribed to it in Section 3.3(a)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.2.

“Financial Statements” shall have the meaning ascribed to it in Section 5.7(a).

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Entity” shall mean any United States or foreign court, administrative or regulatory agency or commission or other United States or foreign, federal, state, county or local governmental authority, instrumentality, agency or commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business), including accrued interest and prepayment penalties and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss.

“Indemnification Cap” means 15% of the aggregate value of the Upfront Consideration as of the Closing.

“Indemnification Threshold” means 1% of the aggregate value of the Upfront Consideration as of the Closing.

“Indemnified Party” shall have the meaning ascribed to it in Section 10.4(a).

“Indemnifying Party” shall have the meaning ascribed to it in Section 10.4(a).

“Insider” means any officer, director, executive employee, shareholder, partner or Affiliate, as applicable, of any party at issue or any spouse or descendant (whether natural or adopted) of any such individual or any entity in which any of the foregoing persons owns a 5% or greater direct or indirect beneficial interest.

“Inventory” means all inventories of the Seller Entities, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by such Seller Entities in the production of finished goods for the Business.

“Knowledge” means, with respect to a Person, the knowledge of such Person (and if such Person is an entity, this means the knowledge of the individuals serving as officers, managers, directors and executive employees of such Person with substantial responsibility for the relevant fact or matter). For purposes of the foregoing, the “Knowledge” of Seller shall be deemed to be the knowledge of the Named Individuals, Shannon Biggs, Kerri Brechbiel, Jim Pisa, Brian Eid, Vartan Babayan or Val Taruntaev. For purposes of this Agreement, an individual will be deemed to have “Knowledge” of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Latest Balance Sheet” shall have the meaning ascribed to it in Section 5.7(a).

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Leased Real Property” means all land, building, fixtures or other real property in which any Seller Entity has a leasehold, subleasehold, license, concession or other real property right or interest under the Real Property Leases.

“Leasehold Improvements” means all buildings, fixtures and other improvements which are owned by any Seller Entity and located on Leased Real Property, regardless of whether such improvements are subject to reversion to the landlord or other third party upon the expiration or termination of the Real Property Lease for such Leased Real Property.

“Liability” means, with respect to any Person, any liability or obligation of any kind, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable and regardless of whether the same is required to be disclosed on the financial statements of such Person.

“Lien” means, with respect to any asset or other property interest, any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, option, pledge, reservation, restriction, security interest, title retention or other security arrangement in respect of such asset or property interest.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity.

“Losses” means any and all actual losses, liabilities, costs, penalties, fines and expenses (including reasonable attorneys’ fees and costs of investigation).

“Material Adverse Effect” means, with respect to any Person, any change, effect, or circumstance that (a) has or would reasonably be expected to have a material adverse effect on the business, operations, prospects, assets, results of operations or condition (financial or other) of such Person and its Subsidiaries, taken as a whole, other than such changes, effects or circumstances demonstrably attributable to: (i) economic conditions generally in the United States, or conditions in general in the industry and markets in which such Person conducts its businesses, except to the extent such changes materially and disproportionately affect, in an adverse manner, such Person and its Subsidiaries considered as a whole, (ii) any change in the laws or regulations generally applicable to the industry or markets in which such Person and its Subsidiaries operate, except to the extent such changes materially and disproportionately affect, in an adverse manner, such Person and its Subsidiaries considered as a whole, or (iii) the entry into and consummation of this Agreement or any of the Ancillary Agreements; or (b) prevents Seller or Buyer, as applicable, from consummating the transactions contemplated hereby in spite of the use of all commercially reasonable efforts to consummate such transactions.

“Named Individuals” shall mean Gregg S. Kelly, William S. Larkin and Jason M. Livingston.

“NASDAQ” shall mean The Nasdaq Global Market.

“NASDAQ Notification Form” shall have the meaning ascribed to it in Section 7.12.

“Nonpartisan Accountants” shall have the meaning ascribed to it in Section 3.3(b)(ii).

“Notice of Objection” shall have the meaning ascribed to it in Section 3.3(b)(ii).

“Observer” shall have the meaning ascribed to it in Section 7.17.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or authority.

“Ordinary Course of Business” means actions that are consistent in nature, scope and magnitude with the past practices of such Party, taken in the ordinary course of the normal day-to-day operations of such Party.

“OSHA” shall have the meaning ascribed to it in Section 5.25(b).

“Owned Real Property” shall have the meaning ascribed to it in Section 5.5(a).

“Party” shall have the meaning ascribed to it in the preamble.

“Permit” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Entity necessary for the ownership, lease and/or operation of the Purchased Assets and the carrying on of the Business as currently conducted by Seller.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims not yet due or which are being contested in good faith, and for which adequate reserves or other appropriate provisions have been established in financial statements in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable Law incurred in the Ordinary Course of Business which are either for sums not yet delinquent, or being contested in good faith, (iii) zoning, entitlement, building and other land use and similar Laws or regulations imposed by any Governmental Entity having jurisdiction over such parcel which are not violated by the current use and operation thereof; and (iv) liens or encumbrances placed by a landlord or other third party with respect to any Leased Real Property.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or government or other department or agency thereof, or other entity.

“Property Tax Returns” shall have the meaning ascribed to it in Section 7.8(a).

“Proprietary Rights” means all registered and unregistered intellectual property rights, including, without limitation, all of the following items along with all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including, without limitation, damages, equitable relief and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names and corporate names, including the name “Orthodyne,” together with all goodwill associated therewith; (iii) registered and unregistered copyrights, copyrightable works and mask works; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential or proprietary information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including, without limitation, data, databases and related documentation) owned and/or used by a party other than commercially available “off-the-shelf” software with a license fee of less than $20,000 in the aggregate for all copies of a particular software application; (vii) licenses or other agreements to or from third parties regarding the foregoing; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Proprietary Rights Assignment” shall have the meaning ascribed to it in Section 8.1(h).

“Purchase Price” means the Upfront Consideration, subject to adjustment pursuant to Section 3.3 hereof.

“Purchased Assets” shall have the meaning ascribed to it in Section 2.1.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all security deposits thereunder, for the use and occupancy of any real property.

“Real Property Lease Agreement” shall have the meaning ascribed to it in Section 8.1(l).

“Registration Statement” shall have the meaning ascribed to it in Section 7.11.

“Retained Liabilities” shall have the meaning ascribed to it in Section 2.4.

“S-3 Registration Statement” shall have the meaning ascribed to it in Section 7.11(b).

“S-4 Registration Statement” shall have the meaning ascribed to it in Section 7.11(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Reports” shall have the meaning ascribed to it in Section 6.9.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Entity” shall mean any of Seller or its Subsidiaries, individually; and “Seller Entities” shall mean Seller and its Subsidiaries, collectively, or any of them individually, as the context requires.

“Seller Indemnified Party” shall have the meaning ascribed to it in Section 10.3(a).

“Seller Plans” shall have the meaning ascribed to it in Section 5.18(a).

“Seller Requisite Regulatory Approvals” shall have the meaning ascribed to it in Section 5.3(a).

“Seller SEC Financial Statements” shall have the meaning ascribed to it in Section 7.13.

“Seller Shareholders” shall mean the holders of the shares of capital stock of Seller.

“Shareholder’s Agreement” shall have the meaning ascribed to it in Section 8.1(m)(ii).

“Shares” means the shares of Buyer Common Stock to be issued to Seller pursuant to the terms of this Agreement.

“Straddle Period” shall have the meaning ascribed to it in Section 7.8(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other entity as to which more than fifty percent (50%) of the outstanding securities having ordinary voting rights or power (and excluding securities having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect Subsidiaries.

“Subsidiary Asset Purchase Agreements” has the meaning ascribed to it in Section 8.1(n).

“Survival Limitation” has the meaning ascribed to it in Section 10.1.

“Target Closing Date” means October 31, 2008, or such other date as mutually agreed to in writing by the Parties.

“Target Working Capital” shall have the meaning ascribed to it in Section 3.3(a)(ii)(A).

“Tax” or “Taxes” means all taxes, including all federal, state, local, foreign income, gross receipts, ad valorem, value-added, excise, real or personal property (tangible or intangible), sales, use, transfer, capital stock, franchise, goods and services, registration, payroll/wage withholding, employment, unemployment, disability, insurance, social security (or similar), business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, premium, windfall profits, customs, duties, escheat obligation, alternative, add-on minimum, estimated and other taxes imposed by any Governmental Entity, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another person.

“Tax Return” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any Person or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

“Third Party” shall have the meaning ascribed to it in Section 10.4(c)(i).

“Third Party Claim” shall have the meaning ascribed to it in Section 10.4(a).

“Transaction Taxes” shall have the meaning ascribed to it in Section 7.8(b).

“Transferred Employees” shall have the meaning ascribed to it in Section 7.7(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.

“Upfront Consideration” means 7,117,438 Shares plus $80 million in cash; provided, however, that if the Wire Business Transaction is not consummated on or before the Target Closing Date, the Upfront Consideration shall be the Alternative Upfront Consideration.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Wire Business Transaction” means the proposed disposition by Buyer of its business of manufacturing and marketing gold, aluminum and copper wire used in the wire bonding process for semiconductor and microelectronic devices.

“Working Capital” shall have the meaning ascribed to it in Section 3.3(a)(i).

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.1. Purchased Assets. Subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, on the Closing Date (as hereinafter defined), all of Seller’s assets related to or used in connection with the operation of the Business, other than the Excluded Assets (as hereinafter defined), (collectively referred to herein as the “Purchased Assets”), free and clear of any and all Liens, other than Permitted Liens, which shall include the following:

(a) All of Seller’s rights and obligations under the Contracts identified on Schedule 2.1(a) attached hereto (collectively the “Assigned Contracts”);

(b) All of Seller’s Accounts Receivable that are identified on Schedule 2.1(b) attached hereto, and all schedules, records and other documentation related to such Accounts Receivable, including, without limitation, all license fees and maintenance fees owing or to become owing under Assigned Contracts, advance payments, claims for refunds and deposits and other prepaid items existing on the Closing Date, and all notes, chattel paper or other documents or instruments evidencing the payment obligations of the account or note debtors;

(c) All tangible personal property owned by Seller, including the tangible personal property identified in the fixed asset schedule attached hereto as Schedule 2.1(c);

(d) With the exception of confidential personnel records regarding employees (except as may be waived in writing by any affected employee), all of Seller’s records related to or used in connection with the operation of the Business or pertaining to the Purchased Assets;

(e) To the extent transferable, the Permits required under any Laws applicable to or affecting the Business, all of which are set forth on Schedule 2.1(e);

(f) All Real Property Leases, Leased Real Property and Leasehold Improvements identified in the real property schedule attached hereto as Schedule 2.1(f);

(g) All Inventory of Seller;

(h) All Proprietary Rights of Seller;

(i) All insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date;

(j) All claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(k) The goodwill associated with the Purchased Assets and the Business.

Section 2.2. Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Schedule 2.2 contains a list of all of the assets relating to, and used in connection with, the operation of the Business that shall not be included in the Purchased Assets being sold to Buyer (the “Excluded Assets”), all of which shall be retained by Seller.

Section 2.3. Assumed Liabilities. Buyer hereby agrees to assume, pay, perform, fulfill and discharge only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) All Liabilities set forth in Schedule 2.3 attached hereto;

(b) All Liabilities first incurred after the Closing Date under or arising out of the Assigned Contracts; and

(c) All Liabilities incurred in the operation of the Business or the ownership or use of the Purchased Assets after the Closing Date (excluding any amounts due or earned prior to the Closing Date such as commissions on account of sales made prior to the Closing Date).

Section 2.4. Retained Liabilities. Buyer shall not assume any Liabilities of Seller that are not Assumed Liabilities, including any Liabilities relating to the Excluded Assets (collectively, the “Retained Liabilities”). Seller shall retain all Retained Liabilities and Buyer shall have no obligation to pay, perform, fulfill or discharge any Retained Liabilities. Seller shall pay, perform, and discharge as and when due all of the Retained Liabilities.

Section 2.5. Buyer Designees. Buyer, in its sole and unreviewable discretion, may designate one or more of its Affiliates to receive and hold some or all of the Purchased Assets and to assume some or all of the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Section 2.5, Buyer shall remain liable for any and all of Buyer’s obligations arising under, or in connection with, this Agreement.

ARTICLE III

CONSIDERATION

Section 3.1. Purchase Price. In consideration of the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, at the Closing, Buyer shall pay, or cause to be paid, to

Seller eighty-five percent (85%) of the Upfront Consideration, which amount shall be paid in the amount of cash and the amount of Buyer Common Stock that is in the same proportion as the proportion of cash to Buyer Common Stock in the Upfront Consideration; provided, that, if the Wire Business Transaction is not consummated on or before the Target Closing Date, such amount shall be paid entirely in Buyer Common Stock. The Purchase Price shall be adjusted as set forth in Section 3.3. As additional consideration for the Purchased Assets, Buyer shall enter into the Earnout Agreement referenced in Sections 8.1(o) and 8.2(k) and shall make the Earnout Payments (as defined therein).

Section 3.2. Escrow Amount.

(a) At the Closing, Buyer shall deposit a portion of the Purchase Price equal to fifteen percent (15%) of the aggregate amount of the Upfront Consideration as of the Closing (the “Escrow Amount”) into an escrow account with a third party escrow agent to be mutually agreed upon by the Parties (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Buyer shall deposit the Escrow Amount in cash and Shares that is in the same proportion as the proportion of cash to Buyer Common Stock in the Upfront Consideration; provided, that, if the Wire Business Transaction is not consummated on or before the Target Closing Date, such deposit shall be made entirely in Buyer Common Stock. The Escrow Amount shall be held in escrow by the Escrow Agent for a period of eighteen (18) months following the Closing as security for the indemnification obligations of Seller pursuant to Section 10.2(a) herein and distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

(b) Within ten (10) calendar days after the termination of the Escrow Account, Buyer shall pay to Seller an amount of cash equal to the product of (i) the total Tax Distributions (as defined in the Escrow Agreement) and (ii) the fraction where the numerator is the total amount of distributions made to Seller (or its assigns) out of the Escrow Account, and the denominator is the sum of (A) the total amount of distributions made to Seller (or its assigns) out of the Escrow Account and (B) the total amount of Claims (as defined in the Escrow Agreement) paid to Buyer out of the Escrow Account.

Section 3.3. Working Capital Adjustment.

(a) Closing Working Capital Adjustment.

(i) Three Business Days prior to the Closing Date, Seller shall deliver to Buyer, a written statement setting forth Seller’s good faith estimate (after consultation with Buyer) of the current assets of Seller that are included in the Purchased Assets (which, for the sake of clarity, does not include cash, cash equivalents, marketable securities and other investments, including those available for sale and held to maturity), less the current liabilities that are included in the Assumed Liabilities, in each case as determined in accordance with GAAP but subject to those GAAP exceptions set forth on Exhibit 3.3(a) (the “Working Capital”) as of 12:01 a.m. on the Closing Date (the “Estimated Closing Date Working Capital Statement“), which statement shall include a detailed computation of the estimated Working Capital (the “Estimated Closing Date Working Capital”) and shall be prepared in good faith in accordance with GAAP but subject to those GAAP exceptions set forth on Exhibit 3.3(a).

(ii) If the Estimated Closing Date Working Capital is:

(A) greater than $37,000,000 (the “Target Working Capital”), the Upfront Consideration shall be increased by a dollar amount equal to the difference between the Estimated Closing Date Working Capital and the Target Working Capital, with such increase being in the form of additional cash; or

(B) less than the Target Working Capital, the Upfront Consideration shall be decreased by a dollar amount equal to the difference between the Target Working Capital and the Estimated Closing Date Working Capital, with such decrease being in the form of less cash; or

(C) equal to the Target Working Capital, the Closing Payment shall not be adjusted in respect of the Estimated Closing Date Working Capital.

(b) Initial Post-Closing Working Capital Adjustment.

(i) Not later than 60 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Working Capital Statement“), setting forth any proposed adjustments to the Estimated Working Capital (the “Closing Working Capital“). The Closing Working Capital Statement shall include a computation of the Closing Working Capital.

(ii) Unless Seller, within 30 days after receipt of the Closing Working Capital Statement, gives Buyer a notice objecting thereto and specifying in reasonable detail the basis for such objection and the amount in dispute (“Notice of Objection“), such Closing Working Capital Statement shall be considered accepted and binding upon Seller and Buyer. If within 30 days after the receipt of the Closing Working Capital Statement, Seller gives a Notice of Objection to Buyer, Seller and Buyer shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 15 days after Notice of Objection was first given by Seller, the remaining disputed items shall be submitted to Ernst & Young LLP (the “Nonpartisan Accountants”) for final resolution. After affording Buyer and its representatives and Seller and its representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items in writing. The Parties shall instruct the Nonpartisan Accountants to limit their review and determination to only those items in dispute and the Nonpartisan Accountants shall be authorized to choose either Buyer’s or Seller’s positions based solely on such presentations or determine that the disputed items are between such positions. Such resolution shall be final and binding upon the Parties and shall be reflected in any necessary revisions to the Closing Working Capital Statement. The fees, costs and expenses of the Nonpartisan Accountants in connection with any such determination shall be apportioned between Seller and Buyer based upon the inverse proportion of the disputed amounts resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees, costs and expenses). Otherwise, Seller and Buyer shall each pay its costs in connection with this Section 3.3, including the fees and expenses of their respective attorneys and accountants, if any.

(iii) If the Closing Working Capital as conclusively determined as provided in Section 3.3(b) (such conclusive determination is referred to herein as “Certified Working Capital“), is:

(A) less than the Estimated Closing Date Working Capital, then Seller shall pay, or cause to be paid, to Buyer a dollar amount equal to the difference between the Estimated Closing Date Working Capital and the Certified Working Capital, with such payment being in the form of cash;

(B) greater than Estimated Closing Date Working Capital, then Buyer shall pay, or cause to be paid, to Seller a dollar amount equal to the difference between the Certified Working Capital and the Estimated Closing Date Working Capital, with such payment being in the form of cash; or

(C) equal to Estimated Closing Date Working Capital, no payment shall be required to be made pursuant to this Section 3.3(b).

Section 3.4. Allocation of Purchase Price. As promptly as practicable after the Closing, and in any event within 30 days after the Closing, Seller shall have prepared a schedule allocating the Purchase Price among the Purchased Assets and the non-competition agreement contained in Section 7.6(a) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign Law, as appropriate) and deliver such schedule to Buyer. Buyer shall then have not more than 30 days to notify Seller in writing of Buyer’s acceptance and adoption of the allocation schedule for its Tax Returns or specify the nature of any reasonable objections Buyer may have. Buyer and Seller shall attempt in good faith to resolve any such Buyer objections to Seller’s allocation schedule. Any issues with respect to the allocation that have not been finally resolved within 90 days following the Closing shall be referred to a nationally recognized firm of independent public accountants to which Seller and Buyer mutually agree, whose determination shall be final and binding upon the Parties. Any costs incurred for the services of such firm shall be split equally between Buyer and Seller. Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare such allocation. Unless otherwise required under applicable Law, each Party shall report the purchase and sale of the Purchased Assets on all Tax Returns, including timely filed Internal Revenue Service Forms 8594, in accordance with the allocation prepared and accepted in accordance with this Section 3.3, and no Party will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation. For purposes of clarity, an amount included in the Tax basis of the Purchased Assets by Buyer shall not be required to be taken into account or reported by Seller (including for purposes of Internal Revenue Service Form 8594) to the extent such amount is not required to be treated as an amount realized by Seller for Tax purposes.

ARTICLE IV

CLOSING AND CLOSING DELIVERIES

Section 4.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to Buyer and Seller. The date on which the Closing takes place is referred to herein as the “Closing Date.”

Section 4.2. Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the Upfront Consideration to Seller and (unless previously delivered) the documents and instruments set forth in Section 8.2 below, in form and substance reasonably satisfactory to Seller and its counsel.

Section 4.3. Seller Deliveries. At the Closing, Seller shall deliver or cause to be delivered (unless previously delivered) to Buyer the documents and instruments set forth in Section 8.1 below, in form and substance reasonably satisfactory to Buyer and its counsel.

Section 4.4. No Control of Other Party’s Business; Other Actions. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct Seller’s or its Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, except as qualified by any exceptions or disclosures set forth in the disclosure schedule attached hereto as Exhibit B (the “Disclosure Schedule”), which identifies exceptions by specific Section references, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that:

Section 5.1. Corporate Organization, Good Standing and Qualification. Section 5.1 of the Disclosure Schedule contains a complete and accurate list of Seller’s and its Subsidiaries’ respective jurisdictions of incorporation and any other jurisdictions in which each of them is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each of Seller’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Seller Entities is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Each of the Seller Entities has all requisite corporate power and authority to conduct its business as presently conducted and to own, lease and operate the properties and assets used in such business.

Section 5.2. Authority, Validity and Effect. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and when executed at the Closing, the Ancillary Agreements to which it is a party will have been, duly and validly executed by Seller and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Buyer, will constitute legal, valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3. No Conflict; Required Filings and Consents.

(a) Except for any filings required to be made under the HSR Act, no notices to, Consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby. The notices, Consents, or approvals, filings or registrations, and expirations or terminations of waiting periods referred to above are hereinafter referred to as the “Seller Requisite Regulatory Approvals.”

(b) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) conflict with the charter or bylaws of Seller or any of its Subsidiaries, (ii) require any consent or notice under, conflict with, result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, Contract or other instrument or obligation to which Seller or any of its Subsidiaries is a party or by which Seller’s or any of its Subsidiaries’ properties or assets may be bound, (iii) conflict with, result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Permit, or (iv) subject to obtaining the Seller Requisite Regulatory Approvals referred to in Section 5.3(a) above, conflict with or violate any Order or Law applicable to Seller or any of its Subsidiaries or any of Seller’s or its Subsidiaries’ properties or assets.

Section 5.4. Subsidiaries. Seller has no Subsidiaries other than those listed in Section 5.4 of the Disclosure Schedule, and there are no Subsidiaries of such Subsidiaries. Seller owns all of the issued and outstanding capital stock of each of its Subsidiaries, free and clear of any Liens, and does not own any shares of capital stock or other securities of any other Person. All of the issued and outstanding shares of capital stock of each of Seller’s Subsidiaries have been validly issued and are fully paid and non-assessable. There are no outstanding contractual obligations of Seller or any of its Subsidiaries to make any investment in any of its Subsidiaries or any other Person.

Section 5.5. Leased Real Property.

(a) Section 5.5(a) of the Disclosure Schedule contains a correct legal description for the facility located at 16700 Red Hill Avenue and the street address for each Leased Real Property and a list of all Real Property Leases (including, without limitation, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property. Seller has delivered to Buyer a true and complete copy of the most recent property tax bill for the facility located at 16700 Red Hill Avenue and has delivered to Buyer a true and complete copy of each written Real Property Lease, and in the case of any oral Real Property Leases, a written summary of the terms thereof. With respect to each of the Real Property Leases: (i) the Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the transactions contemplated under this Agreement nor any of the Ancillary Agreements shall result in a breach of or default under the Real Property Lease or otherwise cause the Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) none of the Seller Entities nor, to the Knowledge of Seller, any other party to any Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a material breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) no party to any Real Property Lease has repudiated any term thereof, and there are no material disputes, oral agreements or forbearance programs in effect with respect to any such Real Property Lease; and (v) no Seller Entity has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or any interest therein.

(b) The Seller Entities have good title to the Leasehold Improvements, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens.

Section 5.6. Purchased Assets

(a) Seller or its Subsidiaries, as the case may be, owns good and marketable title to, or a valid leasehold interest in all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens, and all tangible personal property used in the Business is in the possession of Seller. There are no agreements affecting the right of Seller to convey the Purchased Assets to Buyer or any other right of Seller with respect to the Purchased Assets, and Seller has the absolute right, authority, power, and capacity to sell, assign, and transfer the Purchased Assets to Buyer free and clear of any Lien. Upon execution and delivery to Buyer of the Assignment and Assumption Agreement and Bill of Sale, Buyer will acquire good and valid title to the Purchased Assets, free and clear of any Lien.

(b) The Purchased Assets are in good condition and repair, reasonable wear and tear excepted consistent with the age of the assets and properties, and are suitable for immediate use in the Ordinary Course of Business and, to the Knowledge of Seller, free from latent and patent defects. None of the Purchased Assets are in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. The Purchased Assets constitute all of the rights, properties and assets necessary for Buyer to operate the Business in the same manner operated by Seller prior to Closing.

Section 5.7. Financial Information.

(a) Seller has delivered to Buyer true and complete copies of the following financial statements: (i) the audited consolidated balance sheet of Seller as of December 31, 2007, and the related statements of income and cash flows (or the equivalent) for the 12 month period then ended; and (ii) the unaudited consolidated balance sheet of Seller as of June 30, 2008 (the “Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the six month period then ended. Each of the foregoing financial statements (the “Financial Statements”) presents fairly Seller’s consolidated financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements are correct and complete in all respects and are consistent with the books and records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six months preceding the execution of this Agreement, together with copies of all responses thereto.

(b) Seller does not have any Liabilities, or obligations of any nature (whether accrued, absolute, contingent or otherwise), and which have not been reflected in the Financial Statements, other than (i) those Liabilities arising in the Ordinary Course of Business that are not material to the Business, and (ii) those Liabilities incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business.

Section 5.8. Absence of Certain Changes and Events. Except as set forth in Section 5.8 of the Disclosure Schedule, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) discharge or satisfaction of any Lien or payment of any Liability, other than current Liabilities paid in the Ordinary Course of Business;

(b) sale (other than sales of Inventory in the Ordinary Course of Business), licensing, lease, transfer, assignment or other disposition of any of the Purchased Assets, or any mortgage, pledge, or imposition of a Lien on any of the Purchased Assets;

(c) change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller, or issuance of any security convertible into such capital stock;

(d) amendment to the charter or bylaws of Seller or any of its Subsidiaries;

(e) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(f) adoption of, amendment to, or increase in the payments to or benefits under, any employee benefits plan;

(g) damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance;

(h) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $100,000;

(i) sale (other than sales of Inventories in the Ordinary Course of Business), lease, or other disposition of any Purchased Asset or property of Seller or the creation of any Lien on any Asset;

(j) cancellation or waiver of any claims or rights with a value to Seller in excess of $100,000;

(k) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

(l) material change in the accounting methods used by Seller; or

(m) Contract by Seller to do any of the foregoing.

Section 5.9. Inventory. The Inventory of the Seller Entities is in good and marketable condition, constitutes a sufficient quantity for the normal operation of the Business in accordance with past practice, and is saleable in the Ordinary Course of Business (other than what is reserved for obsolescence on the Financial Statements). Adequate reserves have been reflected in the Latest Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable Inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. Since the date of the Latest Balance Sheet, each of the Seller Entities has maintained Inventory at levels consistent with its past practices in the Ordinary Course of Business. Seller Entities are not in possession of any inventory not owned by them, including goods already sold. The quantities of each item of Inventories (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Seller. None of the agreements of the Seller Entities as of the date hereof (including purchase orders) to purchase any raw materials, spare parts and other materials and supplies are excessive. Each such agreement is reasonable in the present circumstances of Seller and is listed on Section 5.9 of the Disclosure Schedule, together with a description of each item to be purchased and the quantity and price thereof.

Section 5.10. Accounts Receivable. All of the Accounts Receivable set forth on Section 5.10 of the Disclosure Schedule represent valid obligations and arose from sales actually made or services actually performed by Seller in the Ordinary Course of Business. No such Accounts Receivable has been pledged or assigned to any other Person. There is no contest, claim, defense or right of set off with any account debtor of any Account Receivable, in excess of the reserves taken into account in the calculation of Closing Working Capital, relating to the amount or validity of such Account Receivable. Section 5.10 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Latest Balance Sheet, which list sets forth the aging of each Account Receivable.

Section 5.11. Assigned Contracts.

(a) Each of the Assigned Contracts is valid, binding and enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Each Seller Entity has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such Assigned Contract to which it is a party. No event has occurred which with the passage of time or the giving of notice or both would be reasonably expected to result in a material default, breach or event of noncompliance by a Seller Entity nor, to the Knowledge of Seller, any other party under any Assigned Contract. No Seller Entity has received written notice of the intention of any party to cancel or terminate any such Assigned Contract, and, to the Knowledge of Seller, there has not been any breach or anticipated breach by the other parties to any such Assigned Contract.

(b) Seller has provided Buyer with a true and correct copy of all Assigned Contracts, in each case together with all amendments, waivers, or other changes thereto.

Section 5.12. Litigation. There are no, and during the last five years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise), or, to the Knowledge of Seller, investigations involving or affecting Seller, its Subsidiaries, or their respective business or assets, or Seller’s directors or officers in their capacities as such, before or by any court or other Governmental Entity, or before an arbitrator of any kind; and no pending claim, action, suit, proceeding, or, to the

Knowledge of Seller, investigation, if determined adversely, could either individually or in the aggregate have a Material Adverse Effect on Seller or the Purchased Assets. To the Knowledge of Seller, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated and there are no facts that could reasonably serve as a basis for any such claim, action, suit, proceeding, or investigation. There are no unsatisfied judgments, penalties, or awards against Seller or, to the Knowledge of Seller, affecting Seller or any of its businesses, properties, or assets, including the Purchased Assets. All claims made during the last five years under Seller’s general liability insurance or worker’s compensation policies are disclosed in Section 5.12 of the Disclosure Schedule and all open claims are fully described therein. To the Knowledge of Seller, there is no pending or threatened legal proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated in this Agreement or the Ancillary Agreements.

Section 5.13. Proprietary Rights.

(a) Section 5.13 of the Disclosure Schedule contains a complete and accurate list of all registered Proprietary Rights of the Seller Entities. Section 5.13 of the Disclosure Schedule also contains a complete and accurate list of all material licenses granted by each of the Seller Entities to any third party and all licenses granted by any third party to any of the Seller Entities, in each case identifying the subject Proprietary Rights. Seller has provided to Buyer correct and complete copies of all documents embodying such licenses.

(b) (i) Seller or Seller’s Subsidiaries, as applicable, own and possess free and clear of all Liens, other than Permitted Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable license, the Proprietary Rights necessary for the operation of the Business as currently operated and as proposed to be conducted; (ii) no Seller Entity has received any warning, inquiry, communication or notice, written or otherwise, of invalidity, infringement, or misappropriation from any third party with respect to any such Proprietary Rights; (iii) no Seller Entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Seller Entities.

(c) All current and former employees, independent contractors and consultants of each Seller Entity have entered into confidentiality, invention assignment and proprietary information agreements with such Seller Entity in substantially the form attached to Section 5.13 of the Disclosure Schedule. To the Knowledge of Seller, no such employee, independent contractor or consultant of any Seller Entity is obligated under any Contract or subject to any Order of any court or administrative agency, or is subject to any other restriction that would interfere with his or her duties for and to such Seller Entity, nor has any such employee, independent contractor or consultant failed to comply with his or her corresponding confidentiality, invention assignment and proprietary information agreement or failed to cooperate with Seller on the assignment of inventions to Seller pursuant to such agreement. To the Knowledge of Seller, the carrying on of the Business by the employees, independent contractors and consultants of the Seller Entities and the conduct of the Business as presently conducted will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees, independent contractors or consultants is now obligated. To the Knowledge of Seller, at no time during the conception of or reduction to practice of any of the Proprietary Rights of any of the Seller Entities was any developer, inventor or other contributor to such Proprietary Rights operating under any grants from any Governmental Entity or private source, performing research sponsored by any

Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any other third party that could materially adversely affect the rights of such Seller Entities in such Proprietary Rights.

Section 5.14. Taxes.

(a) Seller is an S Corporation as defined in Section 1361 of the Code and has been an S Corporation without interruption since January 1, 2005.

(b) Except for Property Tax Returns, each of the Seller Entities has filed, or has caused to be filed, on a timely basis, all Tax Returns required to be filed by or with respect to such Seller Entity, and all Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full. All Tax Returns and reports filed by Seller are true, correct and complete. The unpaid Taxes of the Seller Entities (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability set forth on the Latest Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Seller Entities in filing its Tax Returns. The Seller Entities have timely withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. There are no Liens on any of the assets of the Seller Entities with respect to Taxes, other than Liens for Taxes not yet due and payable. The Seller Entities have furnished or made available to Buyer true and complete copies of all Tax Returns for all periods ending on or after January 1, 2004.

(c) No Tax Return of any Seller Entity is currently under audit, and there are no disputes pending in respect of, or claims asserted for, Taxes on any Seller Entity, nor are there any pending or, to Seller’s Knowledge, threatened, audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes by the Seller Entities, nor has any Seller Entity given or been requested by any taxing authority to give any waivers extending the statutory period of limitations applicable to any Tax Return for any Taxes of such Seller Entity. None of the Seller Entities has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(d) None of the Seller Entities has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 of the income tax regulations (or any similar provision of state, local or foreign Law).

(e) None of the Seller Entities is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(f) None of the Seller Entities has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be reportable transaction, as set forth in Treasury Regulation Section 1.6011-4(b).

(g) No Seller Entity is a party to or has any obligation under any Tax sharing, indemnity or allocation agreement or arrangement.

(h) During the five-year period ending on the date hereof, no Seller Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 5.15. Brokers’ Fees. Except for fees payable to Houlihan Lokey Howard & Zukin, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Seller.

Section 5.16. Governmental Permits. Section 5.16 of the Disclosure Schedule contains a complete and accurate listing of all material Permits owned or possessed by each of the Seller Entities or used by such Seller Entities in the operation of the Business. Seller has delivered to Buyer copies of all such Permits. Seller or Seller’s Subsidiaries, as applicable, own or possess such right in and to all Permits which are necessary to conduct the Business as presently conducted, except where the failure to do so would not have a Material Adverse Effect on Seller. Seller is in material compliance with all of the terms and requirements of each such Permit and no loss or expiration of any Permit is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof. Each Permit listed or required to be listed in Section 5.16 of the Disclosure Schedule is valid and in full force and effect. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis.

Section 5.17. Employees.

(a) Seller has provided to Buyer a true, correct and complete schedule setting forth the number of employees, directors, or officers at the facilities of each Seller Entity and the following information for all employees of each of the Seller Entities and for each consultant and independent contractor regularly retained (including each such Person on leave or layoff status): (i) employee name and job title; (ii) current annual rate of compensation (identifying bonuses separately) and any change in compensation since January 1, 2007; (iii) vacation accrued and service credited for purposes of vesting and eligibility to participate in any employee benefit plans (as defined in Section 3(3) of ERISA); and (iv) any automobile leased or owned by Seller primarily for use by any of the foregoing Persons.

(b) To the Knowledge of Seller, none of Seller’s employees, directors, or officers is a party to, or is otherwise bound by, any agreement or arrangement with any Person or entity other than Seller that limits or adversely affects the performance of his or her duties, the ability of Seller to conduct its business, or his or her freedom to engage in any of the businesses conducted by Seller (including any confidentiality, non-competition, or proprietary rights agreements).

(c) Section 5.17 of the Disclosure Schedule describes each employment, severance, change of control, consulting, commission, agency, and representative agreement or arrangement to which Seller is a party or is otherwise bound, including all agreements and commitments relating to wages, hours, or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount). All employees of Seller are “employees at will.” Seller has not made any commitments to any of its employees respecting any possible employment or pay increases by Buyer following the Closing. Seller has complied in all material respects with all Laws related to the employment of employees, including those relating to hours, wages, immigration, equal employment opportunity, employment discrimination, and employee safety.

(d) To the Knowledge of Seller, no employee and no group of employees or independent contractors of any of the Seller Entities has any plans to terminate his, her, or their employment or relationship with any such Seller Entity.

(e) Each Person who has received compensation for the performance of services on behalf of a Seller Entity has been properly classified as an employee or independent contractor in accordance with applicable Laws.

(f) Each Seller Entity does not now have nor has at any time since inception of such Seller Entity had any union-represented employees.

Section 5.18. Employee Benefit Plans.

(a) Section 5.18(a) of the Disclosure Schedule identifies all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other benefit arrangements and commitments whether or not employee benefit plans, including, but not limited to, bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, educational assistance, disability, medical, dental, life insurance or severance plans, and material fringe benefit plans sponsored, maintained or contributed to by each Seller Entity or with respect to which such Seller Entity has any Liability (collectively, the “Seller Plans”). None of the Seller Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of any Seller Entity (other than as required under Code Section 4980B, or similar state Law). No Seller Entity is a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of such Seller Entity, nor has any Seller Entity incurred any withdrawal Liability with respect to any multiemployer plan or any Liability in connection with the termination or reorganization of any multiemployer plan.

(b) Seller has delivered to Buyer, with respect to all Seller Plans, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications; Form 5500 series as filed for the three most recent plan years; nondiscrimination testing for the most recent three years for any plan qualified under Code section 401(a); all trust agreements; plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; and the most recent IRS determination letter, and any current pending application to the IRS for a determination letter, for all plans qualified under Code section 401(a).

(c) Each Seller Plan is in compliance, and has been administered in accordance with its terms and the applicable provisions of ERISA and the Code and all other applicable Laws.

(d) All contributions, premiums or payments under or with respect to each Seller Plan which are due on or before the Closing Date have been paid and all contributions required under the terms of such plans have been made within the time required by applicable Law.

(e) Each Seller Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received from the Internal Revenue Service a favorable determination letter with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such letter were made as and when required by such determination letter and no event has occurred and no condition exists which could reasonably be expected to result in the loss of such qualification.

(f) No Seller Entity has incurred, and has no reason to expect that it shall incur, any liability attributable to any employee benefit plan covering employees of any entity, that together with such Seller Entity is or was treated as a single employer under Section 414 of the Code.

(g) Except as set forth on Section 5.18(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, either alone or in combination with any other event, will not result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of each Seller Entity, (ii) any increase in the amount of compensation or benefits payable to any director, officer, employee or consultant of each Seller Entity, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation payable to any current or former director, officer, employee or consultant of Seller.

(h) Each Seller Plan that is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, has been operated and administered since the latter of inception or January 1, 2005 in good faith compliance with Section 409A of the Code, to the extent Section 409A of the Code is applicable to such plan.

(i) There are currently no, and during the past three years there have been no, inquiries, claims, actions, suits or proceedings pending or, to Seller’s Knowledge, threatened by any governmental authority or by any participant or beneficiary against (i) any Seller Plan, (ii) the assets of any of the trusts under any Seller Plan, (iii) the sponsor or administrator of any Seller Plan, or (iv) any fiduciary of any Seller Plan with respect to the design or operation of such Seller Plan, other than routine claims for benefits, nor are there any facts which could form the basis for any such claim or lawsuit.

(j) All reports and information required to be filed with the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority or to be furnished to plan participants and their beneficiaries with respect to each Seller Plan have been so filed and/or furnished, all annual reports (including Form 5500 series) of each Seller Plan for which such reports were required to be filed were filed in a timely manner and no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(k) Neither the Seller Entities nor any “party in interest” (as defined in section 3(14) of ERISA) or “disqualified person” (as defined in section 4975(e)(2) of the Code) with respect to any Seller Plan has engaged in a “prohibited transaction” within the meaning of Part 4 of Subtitle B of Title I of ERISA or section 4975 of the Code for which a statutory, administrative or regulatory exemption was not available.

Section 5.19. Insurance. Seller has delivered to Buyer true and correct copies of all policies of fire, general liability, worker’s compensation, errors and omissions, malpractice,

environmental and other forms of insurance maintained by or on behalf of each of the Seller Entities in connection with the Business. Taken together, all such policies provide adequate insurance coverage for the assets and the operations of Seller for all risks to which Seller is normally exposed. All such policies are now in full force and effect and are issued by an insurer that is financially sound and reputable. No Seller Entity has received any notice of cancellation or material amendment of any such policies or any refusal of coverage or any notice that a defense will be afforded with reservation of rights. No coverage under such policies is being disputed. Seller has paid all premiums when due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller, and all material claims thereunder have been filed in a timely fashion.

Section 5.20. Affiliate Transactions. No Insider or Affiliate of Seller (i) is a party to any Contract or transaction with any Seller Entity that is material to the Business or has any interest in any property, whether real or personal or mixed, tangible or intangible, used in or pertaining to the Business (each, an “Affiliate Transaction”) or (ii) to the Knowledge of Seller, owns an interest in, or (in the case of individuals) serves as an officer or director of, any Competing Business. Each Affiliate Transaction is upon terms no less favorable to the Seller Entity party thereto than the terms such Seller Entity would have obtained had it entered into the same transaction with an un-Affiliated third party, in an “arms-length” transaction, after good faith negotiations.

Section 5.21. Environmental and Safety Matters. Except as set forth in Section 5.21 of the Disclosure Schedule, each of the Seller Entities is, and at all times has been, in full compliance with, and the operation of the Business and the use and ownership of the Purchased Assets and the Excluded Assets, are in material compliance with all applicable Laws relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on site or off site hazardous substance presence, release, discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Business, the Purchased Assets and the Excluded Assets (collectively the “Environmental and Safety Laws”); and no notice of violation of any Environmental and Safety Laws or of any permit, license or other authorization relating thereto has been received or threatened against any Seller Entity in connection with the operation of the Business, and to the Knowledge of Seller, there is no factual basis for the giving of any such notice. No Seller Entity has received any notice or claim to the effect that such Seller Entity is or may be liable to any Governmental Entity or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Business or the use of ownership of the Purchased Assets or the Excluded Assets, and to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to such a claim. Neither the operation of the Business nor the use and ownership of the Purchased Assets or the Excluded Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any real property owned, leased, used or operated by a Seller Entity in connection with the Business.

Section 5.22. Compliance with Laws. Each of the Seller Entities has complied in all material respects with and is in material compliance with all Laws which are applicable to the Business, and no claims have been filed against any such Seller Entity alleging a violation of any such Laws, and no such Seller Entity has received notice of any such violations. The Seller Entities have no basis to expect, and have not received during the last five years, any notice, order, or other communication from any Governmental Entity of any alleged, actual, or potential violation of or failure to comply with any Law.

Section 5.23. Sales Representatives and Distributors. Set forth in Section 5.23 of the Disclosure Schedule is a correct and current list of the names of and Contracts with Seller’s sales representatives and distributors. To the Knowledge of Seller, none of such sales representatives or distributors has given notice, written or otherwise, to Seller that it intends to cease doing business with Seller or materially adversely change its price or terms to Seller of any products or services. There are no and during the last five years there have not been any material disputes or controversies between Seller and any sales representatives or distributors that has not been fully resolved to Seller’s satisfaction. To the Knowledge of Seller, Seller enjoys good working relationships under all arrangements and agreements with its sales representatives and distributors with respect to the Business.

Section 5.24. Customers and Suppliers. Set forth in Section 5.24 of the Disclosure Schedule is a correct and current list of (i) Seller’s ten largest customers in terms of the revenues generated from the sale of products and services of Seller and its Subsidiaries (collectively) to such customers during the twelve-month periods ended December 31, 2007 and December 31, 2006, respectively, showing the approximate aggregate dollar amount of revenues from each such customer during such periods; and (ii) Seller’s ten largest suppliers in terms of purchases made by Seller and its Subsidiaries (collectively) during the twelve-month periods ended December 31, 2007 and December 31, 2006, respectively, showing the approximate aggregate dollar amounts of purchases by Seller from each such supplier during such periods. To the Knowledge of Seller, since the date of the Latest Balance Sheet, none of such customers or suppliers has given notice to Seller that it intends to cease doing business with Seller or, in the case of suppliers, materially adversely change its price or terms to Seller of any products or services. There are no and during the last five years there have not been any material disputes or controversies between Seller and any customer, supplier, or any other Person regarding the quality, merchantability, or safety of, or involving a claim of breach of warranty that has not been fully resolved. To the Knowledge of Seller, Seller enjoys good working relationships under all arrangements and agreements with its customers and suppliers with respect to the Business. Except as set forth in Section 5.24 of the Disclosure Schedule, alternative sources of supply, on substantially similar terms and condition, exist for all material goods or services purchased or supplied to Seller with respect to the Business.

Section 5.25. Labor Matters.

(a) (i) No application or petition for certification of a collective bargaining agent is pending; (ii) none of the employees of Seller are, or have been, represented by any union or other bargaining representative; (iii) to the Knowledge of Seller, no union has attempted to organize any group of Seller’s employees, and, to the Knowledge of Seller, no group of Seller’s employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining; (iv) there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee, any application, charge, or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing, or work stoppage by any employees at any facility of Seller, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence, or condition; (v) no agreement restricts Seller from relocating, closing, or terminating any of its operations or facilities or any portion thereof, or from subcontracting or contracting out any work; and (vi) to the Knowledge of Seller, no such agreement, action, proceeding, or occurrence is threatened or contemplated by any Person.

(b) Seller has not during the past five years been cited for violations of Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. (“OSHA”), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. During the past five years: (i) there have not been any inspections of any of the facilities of the Business by representatives of the Occupational Safety and Health Administration or any other Governmental Entity vested with authority to enforce any statute, ordinance, rule, or regulation establishing standards of workplace safety; (ii) no representative of any such Governmental Entity has attempted to conduct any such inspection or sought entry to any of such facilities for that purpose; (iii) Seller has not been notified of any complaint or charge filed by any employee of the Business or employee representative with any such Governmental Entity that alleges that Seller has violated OSHA or any other statute, ordinance, rule, or regulation establishing standards of workplace safety; (iv) Seller has not been notified that any employee of the Business or employee representative has requested that any such Governmental Entity conduct an inspection of any facilities of Seller to determine whether violations of OSHA or any other such statute, ordinance, rule, or regulation may exist; and (v) Seller does not maintain any condition, process, practice, or procedure at any of its respective facilities that violate OSHA or any other Law establishing standards or workplace safety.

(c) Each of the Seller Entities has complied with all applicable Laws relating to the employment of personnel and labor, except where the failure to do so would not have a Material Adverse Effect on Seller.

(d) To the Knowledge of Seller, none of the Seller Entities has engaged in any unfair labor practice.

Section 5.26. Product Liability. Seller has not made any warranties or guaranties or other similar undertaking to third parties with respect to any products created, manufactured, sold, distributed, or licensed, or any services rendered by Seller other than as set forth in Seller’s standard terms and conditions attached to Section 5.26 of the Disclosure Schedule. To the Knowledge of Seller, there are no manufacturing, or other defects, latent or otherwise, with respect to any such products. There is no recall (voluntary or otherwise) of any of Seller’s products pending, or any other action under consideration by Seller or, to the Knowledge of Seller, any Governmental Entity that might result in such a recall of all or a part of any of Seller’s products. Seller has not agreed to become or otherwise be responsible for consequential damages or made any express warranties to third parties with respect to any products sold or distributed by Seller related to the Business. There are no warranties (express or implied) outstanding with respect to any such products other than any such implied by law pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code. There have been no incidents of product tampering or threatened incidents of product tampering involving the Business.

Section 5.27. Compliance with the Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws.

(a) Seller and, to Seller’s Knowledge, its representatives and distributors, have not, to obtain or retain business, directly or indirectly offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense, or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year), to:

(i) any person who is an official, officer, agent, employee or representative of any Governmental Entity, or of any existing or prospective customer (whether government-owned or non-government-owned);

(ii) any political party or official thereof;

(iii) any candidate for political or political party office; or

(iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any entity affiliated with such customer, political party or official, or political office.

(b) Except as set forth in Section 5.27(b) of the Disclosure Schedule, Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c) Each transaction is properly and accurately recorded on the books and records of Seller, and each document on which entries in Seller’s books and records are based is complete and accurate in all material respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

Section 5.28. Compliance with Customs and International Trade Laws.

(a) Seller is in compliance with all applicable Customs and International Trade Laws, and at no time in the past five years has Seller violated any Customs and International Trade Laws in any material respect.

(b) Seller is not subject to any civil or criminal proceeding, liquidated damages proceeding or claim, forfeiture or forfeiture action, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to United States Customs Service’s custody, claim for additional customs duties or fees, denial order, suspension of export privileges, government sanction, or any other proceeding or claim by a Governmental Entity involving or otherwise relating to any alleged or actual violation of the Customs and International Trade Laws or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to the Customs and International Trade Laws, and Seller has paid all customs duties and fees and brokerage fees owed for merchandise imported by them or imported on their behalf into the United States.

(c) Seller has not made or provided any material false statement or omission to any Governmental Entity or to any purchaser of products, in connection with the importation of merchandise, the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, United States-content requirements, licenses or other approvals required by any Governmental Entity, or any other requirement relating to the Customs and International Trade Laws.

Section 5.29. Solvency.

(a) Seller is not now insolvent, and will not be rendered insolvent by any of the transaction contemplated in this Agreement or the Ancillary Agreements. As used in this Section, “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable Liabilities.

(b) Immediately after giving effect to the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements, (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 5.30. No Material Adverse Effect. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect on Seller, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

Section 5.31. Books and Records. The books and records of Seller included in the Purchased Assets accurately and fairly reflect in all material respects its income, expenses, assets, and liabilities and Seller maintains internal accounting controls that provide reasonable assurance that: (a) transactions are executed in accordance with management’s authorization; (b) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (c) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (d) all inter-company transactions, charges, and expenses among or between Seller and/or its Affiliates are accurately reflected at fair arms-length value in the Financial Statements.

Section 5.32. Full Disclosure. All documents and other papers delivered by or on behalf of Seller pursuant to this Agreement or any Ancillary Agreement or referenced in the Disclosure Schedule are accurate and complete and are authentic. No representation or warranty of Seller contained in this Agreement or the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 5.33. Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS ARTICLE V, ALL OF THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS,” AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, that:

Section 6.1. Corporate Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Buyer is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased, or operated by it, or the business conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a Material Adverse Effect on Buyer. Buyer has all requisite corporate power and authority to conduct its business as presently conducted and to own, lease and operate the properties and assets used in such business.

Section 6.2. Authority, Validity and Effect. Subject to the receipt of Buyer Shareholder Approval, Buyer has all requisite corporate power and authority to execute, deliver and perform each of their obligations under this Agreement and the Ancillary Agreements to which each is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and when executed at the Closing, the Ancillary Agreements to which it is a party will have been, duly and validly executed by Buyer and, assuming the due execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Seller, will constitute legal, valid and binding agreements of Buyer, enforceable against it accordance with their respective terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6.3. No Conflict; Required Filings and Consents.

(a) Except for any filings required to be made under the HSR Act, no notices to, Consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby. The notices, Consents, or approvals, filings or registrations, and expirations or terminations of waiting periods referred to above are hereinafter referred to as the “Buyer Requisite Regulatory Approvals.”

(b) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) conflict with the charter or bylaws of Buyer or any of its Subsidiaries, (ii) require any consent or notice under, conflict with, result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, Contract or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer’s or any of its Subsidiaries’ properties or assets may be bound, (iii) conflict with, result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Permit, or (iv) subject to obtaining the Buyer Requisite Regulatory Approvals referred to in Section 6.3(a) above, conflict with, violate any Order or Law applicable to Buyer or any of its Subsidiaries or any of Buyer’s or its Subsidiaries’ properties or assets, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, or other occurrences, which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 6.4. Litigation. There is no Litigation pending, or to the Knowledge of Buyer, threatened, which would reasonably be expected to affect adversely Buyer’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party or complete any of the transactions contemplated hereby or thereby. Except as disclosed in Buyer’s SEC Reports, there is no proceeding, or, to Buyer’s Knowledge, inquiry or investigation, before or by any court, public board, government agency, self regulatory organization or body pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 6.5. Brokers’ Fees. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except those for which Buyer is solely responsible.

Section 6.6. Sufficient Funds. Buyer has, or will obtain prior to the Closing Date, sufficient funds to pay the cash portion of the Upfront Consideration in accordance with the terms of this Agreement.

Section 6.7. Accuracy of Information. No representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact that is necessary to make the representation or warranty made, in the light of the circumstances under which it was made, not false or misleading in any material respect.

Section 6.8. Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Common Stock, of which 53,516,309 shares are issued and outstanding, (ii) 5,000,000 shares of preferred stock, of which no shares are issued and outstanding, and (iii) 4,910,000 shares held in treasury. The Shares are duly authorized and, when so issued, will (x) be validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of shareholders, (y) will have been registered under the Securities Act, and (z) have been registered or qualified or exempt from registration under the “blue sky” Laws of all jurisdictions in which such registration or qualification is so required.

Section 6.9. SEC Reports. Buyer is obligated under the Exchange Act to file reports pursuant to Sections 13 and 15(d) thereof (all such reports filed or required to be filed by Buyer, including all exhibits thereto or incorporated therein by reference, and all documents filed by Buyer under the Securities Act are hereinafter called the “SEC Reports”). Buyer has filed all reports or other documents required to be filed under the Exchange Act in the 12-month period prior to the date hereof. All SEC Reports filed by Buyer (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the Securities Act and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.10. Proprietary Rights of Third Parties. Neither Buyer nor any of its Subsidiaries has received any written notice of invalidity, infringement or misappropriation from any third party with respect to any Proprietary Rights of such third party, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 6.11. Environmental and Safety Laws. Except as set forth in Buyer’s SEC Reports, Buyer (i) is in material compliance with all Environmental and Safety Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) is in material compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing clauses, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

Section 6.12. Employment Matters. Buyer is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Buyer’s SEC Reports, Buyer is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Buyer’s Knowledge, has sought to represent any of the employees, representatives or agents of Buyer. There is no strike or other labor dispute involving Buyer pending, or to Buyer’s Knowledge, threatened nor is Buyer aware of any labor organization activity involving its employees. To the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Seller, without any duty of inquiry, as of the date hereof, neither the Buyer’s Chief Executive Officer nor any of the following individuals have given notice of their intent to terminate their employment with Buyer: Maurice Carson, TC Mak, Christian Rheault, Shawn Sarbacker, Noam Shlasky or Shay Torton.

Section 6.13. Listing and Maintenance Requirements. Buyer is in material compliance with each of the requirements of NASDAQ for continued listing of Buyer Common Stock listed thereon (except that the foregoing representation shall be unqualified as to “materiality” with respect to NASDAQ Marketplace Rule 4310(c)(16), provided that the reference to “material” in such rule shall remain), and has not received any notification that, and has no Knowledge that, NASDAQ is contemplating terminating such listing nor, to Buyer’s Knowledge, is there any basis therefor. Assuming receipt of the Buyer Shareholder Approval, the issuance of the Shares does not contravene the rules and regulations of NASDAQ. Prior to the Closing, the Shares shall have been duly authorized for listing on NASDAQ.

Section 6.14. Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Buyer’s charter documents or the Laws of its state of incorporation that is or could become applicable to Seller as a result of Seller, Buyer fulfilling its obligations or exercising its rights under this Agreement and the Ancillary Agreements, including, without limitation, as a result of Buyer’s issuance of the Shares and Seller’s ownership of such Shares.

Section 6.15. Buyer Fairness Opinion. The Board of Directors of Buyer has received from Credit Suisse its opinion (the “Buyer Fairness Opinion”) to the effect that, as of the date of such opinion, the Upfront Consideration together with the Earnout Payments (as defined in the Earnout Agreement) is fair to Buyer, from a financial point of view.

Section 6.16. Eligibility to Use Form S-3. As of the date hereof, Buyer meets the “registrant eligibility” requirements for the use of Form S-3 for registration of the sale by Seller and Seller Shareholders of the shares of Buyer Common Stock being issued to Seller pursuant to the terms of this Agreement. To Buyer’s Knowledge, there is no fact or current or prior circumstance that would be reasonably likely to cause Buyer to become ineligible to use Form S-3 as of the date hereof.

ARTICLE VII

COVENANTS

Section 7.1. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Buyer and Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to enable the Parties to consummate, as soon as practicable, the transactions contemplated hereby which are required to be performed prior to or at the Closing, including the satisfaction of the conditions set forth in this Agreement, and the Parties shall cooperate fully with each other to that end.

Section 7.2. Operation of the Business Prior to Closing. Except as otherwise contemplated by this Agreement, or otherwise disclosed on Schedule 7.2, between the date hereof and the Closing (except as specifically required or permitted by this Agreement or required by Law, or except as Buyer shall otherwise consent thereto), Seller shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to, use their commercially reasonable efforts to operate the Business in the ordinary course consistent with past practice, maintain relationships with the material customers and suppliers of the Business, retain the services of current officers and other key employees and keep the tangible Purchased Assets in good repair and condition (ordinary wear and tear excepted). In furtherance of the foregoing, except as specifically required or permitted by this Agreement or required by Law, or except as Buyer’s prior written consent to do otherwise is obtained (which consent shall not be unreasonably withheld or delayed), Seller shall not, and shall cause its Subsidiaries not to:

(a) sell, transfer, license, encumber or otherwise dispose of, or subject to any Lien, any Purchased Assets or any interest therein, other than (i) immaterial dispositions of Purchased Assets, and (ii) Inventory sold or disposed of in the Ordinary Course of Business;

(b) establish any new Seller Plan for the employees or former employees of the Seller Entity, or amend or modify any existing Seller Plan as to any benefit or in any other way;

(c) undertake any new material business opportunity outside the Ordinary Course of Business;

(d) grant or announce any increase in the salaries, compensation, bonuses or other benefits payable to any officers or employees, other than (i) as required by applicable Law, (ii) pursuant to any plans, programs or agreements existing on the date hereof, as may be amended by Seller in the Ordinary Course of Business, or (iii) other ordinary increases in salaries, bonuses (including equity-based incentives) or commissions consistent with past practices;

(e) except in the Ordinary Course of Business, create or incur any Indebtedness and, even if in the Ordinary Course of Business, then not in excess of $100,000 in the aggregate;

(f) except in the Ordinary Course of Business, make or commit to make any capital expenditure in amounts greater than $100,000 individually or $250,000 in the aggregate;

(g) except in the Ordinary Course of Business, pay, prepay or discharge any Liability or fail to pay any Liability when due;

(h) make any changes in accounting methods or practices or revalue its assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(i) issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any of its capital stock other than cash dividends to allow the Seller Shareholders to pay their Tax liability with respect to taxable income attributable to their ownership interests in Seller;

(j) make any loan or otherwise arrange for the extension of credit to any employee or increase the aggregate amount of any loan currently outstanding to any employee, other than in the Ordinary Course of Business;

(k) purchase or redeem, or agree to purchase or redeem, any of its capital stock;

(l) transfer or license to any Person or otherwise extend, amend or modify any of the Proprietary Rights of any Seller Entity, other than in the Ordinary Course of Business;

(m) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof;

(n) (i) enter into any new Contract material to the Business, other than in the Ordinary Course of Business, or (ii) materially modify, amend or terminate any Contract material to the Business to which Seller is a party or waive, release, or assign any material rights or claims thereunder;

(o) take any actions that would have a Material Adverse Effect on Seller;

(p) commence a legal proceeding or threaten to commence a legal proceeding against any Person (including, without limitation, for patent infringement);

(q) enter into any new Contract (other than purchase orders in the Ordinary Course of Business) to purchase any raw materials, spare parts and other materials and supplies; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 7.3. Access to Information.

(a) Upon reasonable notice, Seller shall afford to Buyer’s officers, employees, counsel, accountants, financing sources and other authorized representatives (collectively, the “Buyer Representatives”), reasonable access, during normal business hours throughout the period prior to the Closing Date, to its respective officers, directors, employees, accountants and other advisors, properties, books, records, Permits and Contracts for purposes of verifying the representations and warranties made under this Agreement and to evaluate the transactions contemplated by this Agreement, and, during such period, Seller shall and shall cause each of its Subsidiaries to promptly furnish to such Buyer Representatives all financial, operating and other data and information concerning the Seller Entities and their properties, businesses and personnel as may reasonably be requested in writing by Buyer.

(b) Buyer agrees that it will, and will cause its Buyer Representatives to, use any information obtained pursuant to this Section 7.3 only in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements and for no other reason or purpose whatsoever.

Section 7.4. Filings Under the HSR Act and Other Antitrust Laws.

(a) General. The Parties acknowledge that the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements may require filings with the FTC and the Antitrust Division under the HSR Act and with certain foreign jurisdictions under applicable foreign competition or merger Laws (each an “Antitrust Law” and collectively, the “Antitrust Laws”). Subject to applicable Law relating to the exchange of information, the Parties and their respective counsel shall collaborate and consult with each other in order to gain the necessary approval or waiver from any Governmental Entity. Notwithstanding anything to the contrary in this Section 7.4, materials provided to another Party or its counsel may be redacted (A) to remove references concerning the valuation of Seller and its Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address good faith legal privilege or confidentiality concerns.

(b) Consents; Approvals.

(i) The Parties shall use their commercially reasonable efforts to as promptly as practicable obtain and cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders and to make all filings (including, without limitation, the filings under the HSR Act and other Antitrust Laws and all other filings with Governmental Entities) lawfully required to be obtained from or filed with all applicable Governmental Entities in connection with the authorization, execution and delivery of this Agreement by Seller and Buyer and the consummation of the transactions contemplated hereby.

(ii) Each Party shall (A) file or cause to be filed with the FTC and the Antitrust Division, and with any other Governmental Entities, if applicable, as promptly as practicable but in no event later than the tenth (10th) Business Day after the execution and delivery of this Agreement, all Notification and Report Forms and other documents required to be filed by such Party under the HSR Act or other applicable Antitrust Laws concerning the transactions contemplated hereby and (B) promptly comply with or cause to be complied with any requests by any Governmental Entity for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby shall expire as soon as practicable after the execution and delivery of this Agreement.

(iii) Each Party shall furnish to the other Party’s outside counsel all information about such Party and its Affiliates, if any, required to be included in any application or other filing to be made by such other Party pursuant to the rules and regulations of any Governmental Entity in connection with this Agreement, subject to applicable Law and privileges, including the attorney-client privilege.

(iv) In furtherance and not in limitation of the agreements of the Parties contained in this Section 7.4, each Party shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereby under any applicable Law.

(v) Buyer and Seller shall each pay 50% of the applicable HSR Act filing fees and all other antitrust notification filing fees required in any other applicable jurisdiction.

(c) Divestitures; Obligation to Close. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Buyer, Seller or any of their respective Subsidiaries to, and Seller and its Subsidiaries will not without Buyer’s prior written consent, agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, in each case, to avoid or eliminate any impediment under Antitrust Laws. For the avoidance of doubt, nothing in this Agreement shall obligate Buyer to consummate the transactions contemplated herein in the event that any Governmental Entity requests additional information that could reasonably be expected to cause a delay in the consummation of the transactions beyond the date set forth in Section 9.1(b), or requires the divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses.

Section 7.5. Exclusivity. Until this Agreement is terminated by its terms, Seller shall not, and shall cause each of its Subsidiaries not to, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Seller or any of its Subsidiaries, whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an “Acquisition Proposal”). The Seller Entities and their agents and other Persons acting on their behalf (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (except this Agreement), (b) shall cease and cause to be terminated any and all discussions with any Person (other than Buyer) regarding any Acquisition Proposal and shall not provide any information to, or otherwise cooperate with, any such Person, and (c) shall promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto, is made.

Section 7.6. Noncompetition, Nonsolicitation, and Confidentiality.

(a) Noncompetition. During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, the Named Individuals and Seller will not, and Seller will cause its current and future Affiliates not to, directly or indirectly, whether by itself or through an agent, employee or otherwise, or in association with any Person, (i) engage in any business throughout the world that commercially designs, manufactures, sells or markets products, that compete, in whole or in part, with the Business (a “Competing Business”), or (ii) own, invest in the stock, bonds or other securities of, finance, manage, operate, control, participate in the ownership, management, operation, or control of, any other Person that is engaged in a Competing Business; provided, however, neither Seller nor any of its Affiliates will be in violation of this Section 7.6(a) solely by reason of investing in stock, bonds or other securities of any Person or entity engaged in a Competing Business if: (i) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act or any successor law; and (ii) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 1% of the issued and outstanding shares or such capital stock, or, in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. The Parties hereto agree that the covenant set forth in this Section 7.6(a) is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b) Nonsolicitation. During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Named Individuals and Seller will not, and Seller will cause its current and future Affiliates not to, (i) directly or indirectly contact, approach, or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by a Seller Entity at any time before the Closing Date, without the prior written consent of Buyer, and (ii) induce or attempt to induce any customer, vendor or other business relation of any Seller Entity (A) to enter into any business relationship which might materially harm Buyer or (B) to refrain from doing business with Buyer or any of its Subsidiaries.

(c) Confidentiality. Each of the Named Individuals and Seller shall, and in the case of Seller shall cause its current and future Affiliates to, treat and hold as confidential any information concerning the Business of Seller Entities (including, without limitation, all Proprietary Rights) that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the request of Buyer, deliver promptly to Buyer or destroy, at the request and option of Buyer, all copies of the Confidential Information which are in its possession or under its control. In the event that any Named Individual, Seller, or any of its Affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, a Named Individual, Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, such Named Individual, Seller or its Affiliate may disclose the Confidential Information to such Governmental Entity; provided that the Named Individual or Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d) Remedy for Breach. Seller acknowledges and agrees that in the event of a breach of any of the provisions of this Section 7.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer, or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

Section 7.7. Employee Matters.

(a) Employment. Buyer shall make offers of employment, to be effective as of the Closing Date, to those employees of Seller listed on Schedule 7.7 (those employees who accept employment with Buyer are collectively referred to herein as the “Transferred Employees”). Buyer shall provide each Transferred Employee with terms and conditions of employment that are substantially similar in the aggregate to those applicable to such Transferred Employees as of immediately prior to the Closing Date, including providing for substantially equivalent places of employment, compensation, and responsibilities. Buyer shall also offer Transferred Employees employee benefits pursuant to its Buyer employee benefit plans, programs or arrangements (including equity participation opportunities, severance, retirement and welfare) (each, a “Buyer Plan”) that are substantially similar to the benefits provided by Buyer to its own similarly situated employees. Buyer shall credit each Transferred Employee with service for all periods of service prior to the Closing Date recognized by Seller or any of its Subsidiaries for purposes of determining eligibility, vesting and benefit levels, as the case may be, under all Buyer Plans for which they are eligible following the Closing Date to the same extent recognized under comparable Seller Plans prior to the Closing Date, provided, however, that this language shall not be construed as giving past service credit for awards that require future service as a condition of earning any bonus, incentive or equity awards granted on or after the Closing Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall confer upon any Transferred Employee the right to continue in employment following the Closing Date, or is intended to interfere with Buyer’s right to terminate the employment of any Transferred Employee for any reason or no reason from or following the Closing Date. Effective as of the Closing, Seller shall waive any covenants not to compete, confidentiality provisions or other similar restrictions that may be applicable to Transferred Employees but only to the extent such covenants, provisions or restrictions relate to the Business and would prohibit the Transferred Employees from accepting employment with Buyer or one of its Affiliates or continuing in such employment at all without violating any such covenants, provisions or restrictions; provided, however, Seller shall not waive any confidentiality provisions or other similar restrictions to the extent applicable to the Excluded Assets or Excluded Liabilities, simply as a result of a Transferred Employee becoming an employee of Buyer or one of its Affiliates.

(b) COBRA. Buyer shall have sole responsibility for “continuation coverage” benefits provided after the Closing Date under Buyer’s group health plans to all Transferred Employees, and “qualified beneficiaries” of Transferred Employees, for whom a “qualifying event” occurs after the Closing Date. Seller shall have the sole responsibility for “continuation coverage” benefits provided under Seller’s group health plans to all Transferred Employees, and all “qualified beneficiaries” of such Transferred Employees, for whom a “qualifying event” has occurred on or prior to the Closing Date, or for any Seller employee or “qualified beneficiary” who is not a Transferred Employee or a “qualified beneficiary” of a Transferred Employee, regardless of when such “qualifying event” occurs, and the obligations of Seller under this sentence are Retained Liabilities. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meaning ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(c) Employee Benefit Plans. Seller shall retain all sponsorship, obligations, responsibilities and Liabilities with respect to any Seller Plan (as defined in Section 5.18). Notwithstanding any provision of this Agreement to the contrary, no Seller Plan shall be transferred to or assumed by Buyer.

(d) WARN Act Filings. Each of Seller and Buyer agrees to cooperate in the preparation of any notices required to be made under the WARN Act and any similar applicable Law as a result of the transactions contemplated by this Agreement.

(e) Transition. Seller shall provide any transition services necessary to transfer the employment of the Transferred Employees and to cooperate with Buyer in order to effect a smooth transition for all Transferred Employees.

Section 7.8. Certain Tax Matters.

(a) Seller will be responsible for preparing and filing property (whether real or personal) and similar Tax Returns (“Property Tax Returns”) with respect to the Purchased Assets for tax periods ending on or before the Closing Date and subject to proration of such taxes as described below, will make all payments required with respect to each such Tax Return. Buyer will be responsible for preparing and filing all Property Tax Returns for the Purchased Assets for all periods commencing after the Closing Date and subject to proration of such taxes as described below, will make all payments required with respect to each such Tax Return. Such ad valorem and property (whether real or personal) Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), shall be prorated between Buyer and Seller by prorating the Taxes owed for the Straddle Period on a per-diem basis (by assuming Seller held such assets through the Closing Date). Buyer and Seller shall cooperate, as and to the extent reasonably requested by a party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an audit or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder.

(b) Buyer and Seller shall each pay 50% of all sales or use Taxes, recording, registration and conveyance Taxes and fees, and similar transfer Taxes arising from or relating to the transactions contemplated in this Agreement (the “Transaction Taxes”). Seller shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Transaction Taxes. If required by applicable law, Buyer shall join in the execution of any such Tax Returns or such other related documentation.

(c) Seller shall use its commercially reasonable efforts to deliver within 60 days of the Closing all Tax clearance certificates or tax status letters, as applicable, necessary for Buyer to avoid any potential successor liability for the taxes of any of the Seller Entities.

Section 7.9. Notification of Certain Matters. The Parties shall promptly advise each other orally and in writing of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on Buyer or Seller, as the case may be, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VIII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 7.10. Meeting of Buyer Shareholders. If required under Buyer’s Amended and Restated Articles of Incorporation, Bylaws, applicable Laws or the rules of NASDAQ, Buyer shall, promptly after the date hereof, use its commercially reasonable efforts to obtain the Buyer Shareholder Approval in accordance with the applicable provisions of Buyer’s Amended and Restated Articles of Incorporation, Bylaws, applicable Law, the rules of NASDAQ, and this Agreement, at a duly called and noticed meeting of the Buyer Shareholders (the “Buyer Shareholders’ Meeting”).

Section 7.11. Preparation of Registration Statement.

(a) If the Wire Business Transaction is not consummated on or before the Target Closing Date, Buyer shall prepare a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the “S-4 Registration Statement”), with the assistance of Seller, in connection with the registration under the Securities Act of the offering, sale and delivery of Buyer Common Stock to be issued in as part of the transactions contemplated by this Agreement. Buyer and Seller shall use commercially reasonable efforts to effect such filing with the SEC pursuant to the registration provisions of the Securities Act promptly after the Target Closing Date and after receipt of the Seller SEC Financial Statements from Accountant, but in no event later than 10 Business Days following such receipt; provided, however, that neither party shall be compelled by such undertaking to make any concession to any Governmental Entity that it in good faith regards as inappropriate. Buyer and Seller shall use commercially reasonable efforts to have the S-4 Registration Statement become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of the Alternative Upfront Consideration. Buyer will use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the S-4 Registration Statement and, if such an order is issued, will use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

(b) If the Alternative Upfront Consideration is not issued at the Closing, Buyer shall prepare and file promptly with the SEC after the Closing Date and the receipt of the Seller SEC Financial Statements a registration statement on Form S-3 under the Securities Act (the “S-3 Registration Statement” and, together with the S-4 Registration Statement, the “Registration Statement”) for the resale by the Seller and the Seller Shareholders of the Shares, provided that, notwithstanding anything else to the contrary contained herein, Buyer shall file the S-3 Registration Statement no later than the tenth Business Day following the filing of the Buyer Form 8-K, or amendment thereto, with the SEC pursuant to Section 7.18 below, which includes the SEC Financial Statements. Buyer and Seller shall use commercially reasonable efforts to have the S-3 Registration Statement become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of the Shares. Buyer will use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the S-3 Registration Statement and, if such an order is issued, will use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time. Buyer will file all reports required to be filed by Buyer with the SEC in a timely manner so as to preserve its eligibility for the use of Form S-3, and Buyer shall cause the S-3 Registration Statement to remain effective until the earlier of such date that Seller and each of the Seller Shareholders are eligible to sell the Shares pursuant to Rule 144 under the Securities Act without limitation as to volume or such date that all of the Shares have been sold.

(c) The information supplied by each Party for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the date on which the Registration Statement becomes effective, any event or circumstance relating to a Party or any of its Affiliates, or to their respective officers or directors, should be discovered by such Party that should be set forth in an amendment to the Registration Statement, such Party shall promptly inform the other and prepare and assist Buyer in the filing of such amendment, subject to Section 7.12(d) below. All documents that Buyer is responsible for filing with the SEC in connection with the transactions contemplated hereby shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) Buyer shall permit Seller and Seller’s counsel to review the Registration Statement and all amendments and supplements thereto a reasonable amount of time prior to their filing with the SEC, and will not file any of the foregoing without the approval of Seller, which approval shall not be unreasonably withheld or delayed. Buyer shall advise Seller promptly upon the occurrence of any of the following: (i) effectiveness of the Registration Statement; (ii) the filing of an amendment to the Registration Statement; (iii) the issuance of any stop order suspending the effectiveness of the Registration Statement; (iv) the suspension of the qualification of Buyer Common Stock issuable in connection with the transactions contemplated herein for offering or sale in any jurisdiction; (v) any request by the staff of the SEC for an amendment of the Registration Statement; and (vi) the receipt of comments from the staff of the SEC on the Registration Statement or any amendment thereto or any request by the staff of the SEC for additional information with respect to any of the foregoing. Buyer shall promptly provide to Seller copies of all correspondence between Buyer or any of its representatives and advisors, on the one hand, and the SEC, on the other hand, in connection with the Registration Statement and the transactions contemplated hereby.

(e) Buyer shall bear the fees and expenses incurred in connection with the filings and registrations contemplated by this Section 7.11; provided, however, that Buyer shall not be responsible for fees and expenses relating to (i) the Accountant’s audit or (ii) the review by Seller, Seller’s counsel or the Accountant, as the case may be, of Seller’s SEC Financial Statements or relating to the foregoing parties’ review of the Registration Statement or any amendments thereto.

Section 7.12. NASDAQ. Buyer shall file a Notification Form: Listing of Additional Shares (the “NASDAQ Notification Form”) with respect to the listing of the Shares with the Listing Qualifications Department of the NASDAQ Stock Market at least 15 days prior to the Closing.

Section 7.13. Accountant SEC Audit. Seller shall use commercially reasonable efforts to cause Accountant to (a) deliver to the Buyer audited financial statements (income statements, balance sheet, statements of shareholder equity and cash flow statements) audited by Accountant in compliance with GAAP and the rules and regulations of the SEC, for the annual periods ending December 31, 2006 and December 31, 2007, and unaudited financial statements (income statements, balance sheet, statements of shareholder equity and cash flow statements) reviewed by Accountant in compliance with GAAP and the rules and regulations of the SEC, for the interim periods required to be included in the Registration Statement (collectively, the “Seller SEC Financial Statements”), in each case within thirty (30) days after the date of this Agreement; provided, that with respect to the Seller SEC Financial Statements for the period ending September 30, 2008 (to the extent that the Parties determined that such SEC Financial Statements are required for inclusion in the Buyer Form 8-K), the Seller shall use commercially reasonable efforts to cause Accountant to deliver such SEC Financial Statements to Buyer within twenty (20) days from the date that the Parties determine that such Financial Statements are required (it being understood, however, that such SEC Financial Statements can not be delivered prior to October 20, 2008), and (b) grant any consents required under the Securities Act or the Exchange Act, each as amended, in connection with the filing by Buyer of reports or financial statements of the Seller audited by Accountant with the SEC.

Section 7.14. Further Assurances. Each of the Parties hereto shall use its commercially reasonable efforts to take or cause to be taken all appropriate action and do, or cause to be done, all things reasonably necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement, including the execution of any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be necessary or appropriate to carry out any of the provisions hereof.

Section 7.15. Publicity. Before the Closing Date, the Parties will consult with each other and will mutually agree upon any press releases pertaining to the transactions contemplated by this

Agreement and shall not issue any such press releases prior to such consultation and agreement, except as may be required by applicable Law, in which case the Party proposing to issue such press release shall use its commercially reasonable efforts to consult in good faith with the other Party before issuing any such press release.

Section 7.16. Name Change. By the close of business on the third Business Day following the Closing Date, Seller shall file with the California Secretary of State an amendment to its Articles of Incorporation effecting a change in the name of Seller to a name that does not include “Orthodyne.”

Section 7.17. Observer Rights. Commencing on the Closing Date and continuing until the third anniversary of the Closing Date, Buyer shall invite one Named Individual (the “Observer”) to attend in a non-voting observer capacity all meetings of Buyer’s board of directors and Buyer shall give the Observer copies of all notices, minutes, consents, and other material that it provides to its board members; provided, however, that Buyer reserves the right to exclude the Observer from access to any material or meeting or portion thereof if (a) Buyer believes that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential information or (b) such meeting or portion of a meeting is an executive session limited solely to members of the board and legal counsel; provided, further, that the rights granted pursuant to Section 7.17 shall terminate prior to the third anniversary of the Closing Date in the event that no Named Individual is employed by Buyer or any of its Affiliates. The Observer initially will be Gregg S. Kelly. If Mr. Kelly’s employment with Buyer or an Affiliate of Buyer terminates prior to the third anniversary of the Closing Date, he will be replaced as Observer by the Named Individual who assumes Mr. Kelly’s role as senior officer responsible for the wedge bonding business unit of Buyer, or if no Named Individual assumes such role, by a Named Individual to be determined by the Named Individuals.

Section 7.18. Securities Laws Disclosure. Buyer shall file a Current Report on Form 8-K disclosing the closing of the transactions contemplated by this Agreement in accordance with SEC rules and regulations (the “Buyer Form 8-K”). To the extent that the Seller SEC Financial Statements are available, the Buyer shall use all commercially reasonable efforts to include the Seller SEC Financial Statements and any pro forma financial information required by such rules and regulations in the initial Buyer Form 8-K; provided, that, if the Buyer Form 8-K does not include such statements and information, then Buyer shall file an amendment to the Buyer Form 8-K in accordance with SEC rules and regulations including such statements and information as soon as reasonably practicable thereafter. In addition, Buyer shall make such other filings and notices in the manner and time required by the Commission and NASDAQ, as applicable.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;

(c) All third party Consents set forth on Exhibit 8.1(c) shall have been obtained on terms reasonably satisfactory to Buyer;

(d) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained, and any notice periods required in connection therewith shall have expired, including, without limitation, any filings or approvals required pursuant to the HSR Act or the WARN Act;

(e) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of Buyer to own, operate, or control the Business, and no judgment, decree, injunction, order, or ruling shall have been entered which has or is reasonably likely to have any of the foregoing effects;

(f) Buyer shall have received a Bill of Sale, in a form mutually acceptable to Buyer and Seller (the “Bill of Sale”), executed by Seller in favor of Buyer;

(g) Seller shall have executed and delivered to Buyer an Assignment and Assumption Agreement, in a form mutually acceptable to Buyer and Seller (the “Assignment and Assumption Agreement”);

(h) Seller shall have executed and delivered to Buyer assignments of all Proprietary Rights and separate assignments of all registered marks, patents, and copyrights, each in a form mutually acceptable to Buyer and Seller (the “Proprietary Rights Assignment”);

(i) Seller shall have executed and delivered to Buyer the Escrow Agreement;

(j) Buyer shall have received an opinion of counsel from Stradling Yocca Carlson & Rauth, counsel to Seller, substantially in the form attached hereto as Exhibit C; and

(k) Each of the Named Individuals shall have executed and delivered an Employment Agreement, substantially in the form attached hereto as Exhibit D-1, Exhibit D-2 or Exhibit D-3, respectively (collectively, the “Employment Agreements”);

(l) Seller shall have executed and delivered to Buyer the Real Property Lease Agreement with respect to the Premises located at 16700 Red Hill Avenue and 1595 Deere Avenue, Irvine, California, substantially in the form attached hereto as Exhibit E (the “Real Property Lease Agreement”);

(m) Buyer shall have consummated the Wire Business Transaction on or prior to the Target Closing Date; provided that if the Wire Business Transaction sale is not consummated prior to the Target Closing Date, such condition shall be waived and the following shall apply:

(i) The Seller and each of the Designated Shareholders shall have executed and delivered to Buyer a shareholder’s agreement substantially in the form of Exhibit F hereto (the “Shareholder’s Agreement”); and,

(ii) Buyer Shareholder Approval shall have been obtained.

(n) Seller shall have executed and delivered to Buyer asset purchase agreements with respect to the Subsidiaries in a form mutually acceptable to Seller and Buyer (the “Subsidiary Asset Purchase Agreements”).

(o) Seller shall have executed and delivered to Buyer the Earnout Agreement.

(p) Seller shall have also delivered to Buyer each of the following:

(i) a certificate from the President or Chief Executive Officer of Seller in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 8.1(a) and (b) have been satisfied;

(ii) a copy of the resolutions of the board of directors and shareholders of Seller approving the transactions contemplated by this Agreement;

(iii) a good standing certificate, dated as of a date that is not more than five days prior to the Closing Date, from the California Secretary of State, for Seller;

(iv) copies of the Consents, filings, authorizations and approvals described in Sections 8.1(c) and (d) to the extent applicable to Seller; and

(v) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 8.1 may be waived by Buyer in its sole discretion; provided, however that no such waiver shall be effective unless it is set forth in a writing duly executed by Buyer.

(q) Seller shall have delivered to Buyer all Tax clearance certificates required pursuant to Section 7.8(c).

Section 8.2. Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VI hereof shall be true and correct in all material respects (except that the representations and warranties which are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and except that the representation set forth in the last sentence of Section 6.12 need only be true and correct with respect to at least five of the Buyer employees specified therein) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or before the Closing;

(c) All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained, and any notice periods required in connection therewith shall have expired, including, without limitation, any filings or approvals required pursuant to the HSR Act or the WARN Act;

(d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, and no judgment, decree, injunction, order, or ruling shall have been entered which has or is reasonably likely to have any of the foregoing effects;

(e) The Buyer Shareholder Approval shall have been obtained;

(f) Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement;

(g) Buyer shall have executed and delivered to Seller the Escrow Agreement;

(h) The Employment Agreements referenced in Section 8.1(k) shall have been fully executed and delivered by Buyer;

(i) Buyer shall have executed and delivered to Seller the Real Property Lease Agreement;

(j) Buyer shall have executed and delivered to Seller the Subsidiary Asset Purchase Agreements;

(k) Buyer shall have executed and delivered to Seller the Earnout Agreement;

(l) Buyer shall have executed and delivered to Seller a certificate from the President or Chief Executive Officer of Buyer in a form reasonably satisfactory to Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 8.2(a) and (b) have been satisfied;

(m) Buyer shall have delivered to Seller and the Escrow Account the payments set forth in Sections 3.1(a) and (b), respectively;

(n) If Buyer has not consummated the Wire Business Transaction on or prior to the Target Closing Date, then the S-4 Registration Statement covering the Shares shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn; and

(o) Buyer shall have filed the NASDAQ Notification Form with respect to the listing of the Shares with the Listing Qualifications Department of the NASDAQ Stock Market at least 15 days prior to the Closing, and Buyer shall have received no written or oral notice objecting to, expressing concerns about, or otherwise requesting additional information regarding such NASDAQ Notification Form, the transactions contemplated hereby or Buyer’s compliance with the NASDAQ Marketplace Rules, which objections, concerns or requests remain uncured or unanswered, as the case may be, prior to the Closing.

Any condition specified in this Section 8.2 may be waived by Seller in its sole discretion; provided, however, that no such waiver shall be effective unless it is set forth in a writing duly executed by Seller.

ARTICLE IX

TERMINATION

Section 9.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by the Buyer or by the Seller if the Closing has not occurred on or before February 19, 2009; provided, however, that no Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby on or before such date;

(c) by Buyer, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties on the part of Seller set forth in this Agreement, which breach (i) would give rise to the failure of the conditions set forth in Sections 8.1(a) or (b) hereof, (ii) cannot be or has not been cured within 30 days but not later than the date set forth in Section 9.1(b) following the receipt by Seller of notice of such breach from Buyer and (iii) has not been waived by Buyer;

(d) by Seller, if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties on the part of Buyer set forth in this Agreement, which breach (i) would give rise to the failure of the conditions set forth in Sections 8.2(a) or (b) hereof, (ii) cannot be or has not been cured within 30 days but not later than the date set forth in Section 9.1(b) following the receipt by Buyer of notice of such breach from Seller and (iii) has not been waived by Seller; or

(e) by either Buyer or Seller, if any Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of Sections 7.3(b), 9.2, 11.2 and 11.9 shall continue in full force and effect and except that nothing herein shall relieve any Party from Liability for any breach of this Agreement before such termination.

ARTICLE X

INDEMNIFICATION AND RELATED MATTERS

Section 10.1. Survival. Except as otherwise provided in Section 10.2(b)(iii) or Section 10.2(c), the representations and warranties of the Parties made in Articles V and VI, respectively, and the respective covenants and agreements contained in this Agreement, shall survive the Closing Date and shall expire on the eighteen (18) month anniversary of the Closing Date (provided that such expiration shall be tolled with respect to any Claim made prior to the eighteen (18) month anniversary of the Closing Date until the final and nonappealable resolution of such Claim) (the “Survival Limitation”).

Section 10.2. Seller’s Agreements to Indemnify.

(a) General Indemnification. Subject to the other provisions of this Section 10.2, Seller shall defend, indemnify and hold harmless Buyer and its directors, officers, employees, agents, any parent corporation, Subsidiaries and Affiliates (each, a “Buyer Indemnified Party”), from and against and in respect of any and all Losses incurred by a Buyer Indemnified Party which may be imposed on, sustained, incurred or suffered by or assessed against such Buyer Indemnified Party, directly or indirectly, as a result of or relating to or to the extent arising out of any of the following:

(i) Any breach (and any claim that, if true, would constitute such a breach) of any representation or warranty by Seller contained in this Agreement or in any certificate delivered pursuant hereto;

(ii) Any breach by Seller of, or any failure by Seller to perform or comply with any of their covenants or other obligations contained in this Agreement; or

(iii) Any Retained Liabilities.

(b) Limitations on Seller’s General Indemnification Obligations. Except as otherwise provided in Section 10.2(b)(iii), if any Buyer Indemnified Party becomes potentially entitled to any indemnification pursuant to Section 10.2(a)(i) of this Agreement, the amount that such Buyer Indemnified Person is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i) No Losses shall be payable in respect of a claim under Section 10.2(a)(i) until the total of all such Losses exceeds the Indemnification Threshold, in which case Seller shall be responsible for all such Losses;

(ii) The sole and exclusive remedy for money damages and source of payment for any Losses in respect of a claim under Section 10.2(a)(i) shall be the funds held in the Escrow Account pursuant to the Escrow Agreement; and

(iii) Seller’s maximum liability to Buyer in respect of all Losses indemnified under Section 10.2(a)(i) shall be the Indemnification Cap; provided, however, that Buyer’s remedy for money damages shall not be limited to the funds held in the Escrow Account and the Indemnification Threshold, the Indemnification Cap and the Survival Limitation shall not apply to any of the following:

a. in cases of fraud;

b. representations or warranties that Seller knew were inaccurate and intentionally breached when made;

c. representations set forth in Sections 5.1, 5.2, 5.4, 5.6, 5.15, 5.18 and 5.21 with respect to due authority to consummate the transactions contemplated in this Agreement, ownership of the Purchased Assets, broker’s or finder’s fees and employee benefit plans, respectively;

d. suits by the Seller Shareholders or by any participant in the Orthodyne Electronics Corporation Employee Stock Ownership Plan, in each case in their capacities as such; or

e. liabilities of Seller or any of the Seller Entities with respect to income of Seller for Taxes that are due or accrue on or before the Closing.

(c) Environmental Indemnification. Seller shall defend, indemnify and hold harmless Buyer and each Buyer Indemnified Party, from and against and in respect of any and all Losses and Liabilities arising under the Environmental and Safety Laws to the extent related to the operation of the Business and/or the use and ownership of the Purchased Assets and the Excluded Assets prior to the Closing Date.

Section 10.3. Buyer’s Agreement to Indemnify.

(a) Indemnification. Subject to the other provisions of this Section 10.3, Buyer hereby agrees to defend, indemnify and hold harmless Seller and its directors, officers, employees, agents, any parent corporation, Subsidiaries and Affiliates (each, a “Seller Indemnified Party”) from and against and in respect of any and all Losses incurred by a Seller Indemnified Party which may be imposed on, sustained, incurred or suffered by or assessed against such Seller Indemnified Party, directly or indirectly, as a result of or relating to or to the extent arising out of either of the following:

(i) any breach (and any claim that, if true, would constitute such a breach) of any representation or warranty by Buyer contained in this Agreement; or

(ii) any breach by Buyer of, or any failure by Buyer to perform or comply with, any of its covenants or other obligations contained in this Agreement; or

(iii) any Assumed Liabilities.

(b) Limitations on Buyer’s Indemnification Obligations. No Losses shall be payable in respect of a claim under Section 10.3(a)(i) until the total of all such Losses exceeds the Indemnification Threshold (the “Buyer Threshold”). The aggregate amount of all payments made by Buyer in satisfaction of claims for indemnification pursuant to Section 10.3(a)(i) shall not exceed the Cap. For the sake of clarity, the foregoing limitations do not apply to Buyer’s obligation to pay the Purchase Price.

Section 10.4. Procedures.

(a) Notice of Claim. If a Buyer Indemnified Party or a Seller Indemnified Party (collectively, the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) which may give rise to a Loss, the Indemnified Party shall promptly give notice thereof to the other party from whom it seeks indemnification (the “Indemnifying Party”). Such notice shall specify whether the Claim is asserted by a Person who is not a party to this Agreement (a “Third Party Claim”) or whether the Claim is asserted by a party to this Agreement (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any Loss susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

(b) Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, subject to the limitations hereof. If the Indemnifying Person notifies the Indemnified Person in writing that it disputes such claim for indemnification, or that it admits the entitlement of the Indemnified Person to indemnification under this Article X with respect thereto but disputes the amount of the Losses in connection therewith, or if the Indemnifying Person fails to notify the Indemnified Person within such 45-day period that it either admits or disputes such claim for indemnification, then in either of such cases the indemnification Claim described in the notice shall be a disputed indemnification claim that must be resolved by arbitration.

(c) Third Party Claims.

(i) With respect to any Third Party Claims other than claims with respect to Taxes, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice. In such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) as a result of such assumption. The election of the Indemnifying Party to assume such control shall be made within 30 days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to do so. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall forthwith, after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(ii) If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to consent, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defenses of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except in cases where such Third Party Claim relates solely to money damages to be paid by the Indemnifying Party and includes a full release of all Liabilities in respect of such Third Party Claim in favor of the Indemnifying Party.

(iii) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and, regardless of which party has control thereof as provided for herein, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Section 10.5. Adjustments. In calculating any amount of Losses recoverable pursuant to this Article X, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, (ii) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the party seeking indemnification in obtaining such third party payment and (iii) the amount of any reduction of the Indemnified Person’s Tax Liability with respect to any period or portion thereof following the Closing Date. If any of clauses (i)-(iii) is realized after the Indemnifying Party has already made any payments pursuant to this Agreement, the Indemnified Party shall pay to the Indemnifying Party the amount of such benefit received pursuant to clauses (i)-(iii), as applicable, no later than fifteen days after the benefit is realized.

Section 10.6. Sole Remedy. After the Closing, and except for any non-monetary, equitable relief to which any Indemnified Party may be entitled, the rights and remedies set forth in this Article X shall constitute the sole and exclusive rights and remedies of the Indemnified Party under or with respect to the subject matter of this Agreement. The Parties agree that nothing contained herein shall limit any Party’s rights against another Party hereto for fraud under applicable Laws in respect of the transactions contemplated by this Agreement.

Section 10.7. Tax Treatment. Amounts paid to or on behalf of Seller as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.8. Setoff. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer shall, prior to seeking any amounts directly from Seller, setoff amounts otherwise currently payable by it under this Agreement against any amount to which it may be entitled under Sections 10.2(a)(ii), 10.2(a)(iii) and 10.2(b)(iii). Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under this Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Rules of Construction.

(a) All references in this Agreement to “dollars” or “$” shall mean United States dollars;

(b) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof” “hereby” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s permitted successors and permitted assigns.

(g) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.2. Expenses. Unless otherwise specifically provided for herein, the Parties shall pay all of their own fees, costs, and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 11.3. Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 11.4. Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by e-mail, facsimile or other wire transmission, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to Seller:

16700 Red Hill Avenue

Irvine, CA 92606-4802

Attention: Jason M. Livingston

Telephone: (949) 660-0440

Facsimile: (949) 660-8963

with a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention:	Stephen T. Freeman, Esq.
Mark L. Skaist, Esq.

Facsimile: (949) 725-4100

Notices to Buyer:

Kulicke and Soffa Industries, Inc.

1005 Virginia Drive

Fort Washington, Pennsylvania 19034

Attention: General Counsel

Facsimile: (215) 784-6001

with a copy to:

Drinker Biddle & Reath LLP

Suite 300

1000 Westlakes Drive

Berwyn, PA 19312-2409

Attn: Walter J. Mostek, Jr., Esq.

Phone: (610) 993-2200

Fax: (610) 993-8585

Section 11.5. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

Section 11.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 11.7. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.8. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 11.9. Governing Law; Jurisdiction. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts of the State of California for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the state or federal courts of the State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation, proceeding or action brought in any such court has been brought in an inconvenient forum. Each Party hereto hereby consents to process being served in any such Litigation by the mailing of a copy thereof to the address set forth in Section 11.4 hereof below its name and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 11.9 shall affect or eliminate any right to serve process in any other manner contemplated by applicable Law.

Section 11.10. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties and their respective successors and assigns, any rights or remedies under or by virtue of this Agreement.

Section 11.11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

SELLER:

ORTHODYNE ELECTRONICS CORPORATION

By:	/s/ Gregg S. Kelly
Print Name:	Gregg S. Kelly
Its:	President

BUYER:

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. Scott Kulicke
Print Name:	C. Scott Kulicke
Its:	Chief Executive Officer

The following individuals are executing this Agreement solely for purposes of Section 7.6:

/s/ Gregg S. Kelly
Gregg S. Kelly

/s/ William S. Larkin
William S. Larkin

/s/ Jason M. Livingston
Jason M. Livingston